Item 77I - 	Deutsche Multi-Asset Conservative
Allocation Fund, Deutsche Multi-
Asset Global Allocation Fund, and
Deutsche Multi-Asset Moderate
Allocation Fund (each, a series of
Deutsche Asset Allocation Trust and
each a "Fund")
Class T shares for Deutsche Multi-Asset Conservative
Allocation Fund, Deutsche Multi-Asset Global
Allocation Fund, and Deutsche Multi-Asset Moderate
Allocation Fund became effective on March 16, 2017.
Class T shares are only available through certain financial intermediaries and are sold with a front-end sales load but no deferred sales charge when shares are sold.
As of April 27, 2017, Class T shares were not available for purchase.